Exhibit 10.26

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT is made and effective as of January 1, 2024 by and between CINGULATE THERAPEUTICS LLC, a Delaware Limited Liability Company, whose principal address is 1901 W. 47th Place, 3rd Floor, Kansas City, KS 66205 (the “Company”) and MATTHEW N. BRAMS, whose address is [***], (the “Executive”). (The Company and the Executive hereinafter sometimes referred to as the “Parties”.)

WITNESSETH:

WHEREAS, the Parties are subject to an Employment Agreement, effective the 23rd day of September, 2021 (the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

The following amendments are made to the Employment Agreement;

Part 1: Section 3(a) Base Salary is revised to read as follows:

The Executive’s annual base salary shall be an amount to allow (i) the Executive to contribute in cash to the Company’s 401k plan the maximum amount permitted by the Internal Revenue Service and (ii) the Company to withhold the minimum statutory amount to satisfy federal, state, and local taxes (based upon part-time twenty-five (25%) percent of a full-time equivalent). The Executive’s base salary shall be reviewed annually by the Board in consultation with the Company’s annual budget, and the Board may, but shall not be required to, increase the base salary. However, the Executive’s base salary may not be decreased by the Board other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The base salary in effect at any given time is referred to herein as “Base Salary.” Notwithstanding the foregoing, solely for purposes of Section 3(e) (bonus compensation), Section 5(b) (severance payments), and Section 6 (change in control payments), “Base Salary” means One Hundred Thousand ($100,000.00) Dollars.

Part 2: Section 3(c) Employee Benefits is revised to read as follows:

Employee Benefits.

(i) Generally. The Executive shall be entitled to participate in all employee benefit plans, policies, practices and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans, policies, practices and programs, including without limitation any 401k plan and equity plans. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans may be amended by the Company from time to time in its sole discretion.

(ii) Quarterly Equity Grants. On the last business day of each calendar quarter during the term of employment with the Company and unless prohibited under the Cingulate Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”), the Executive will be granted 1,000 non-qualified stock options (each, an “Option”) to purchase Cingulate Inc. (CING) common stock pursuant the Plan (the “Option Shares”). The per share exercise price for the Option Shares shall be equal to the closing price of a share of CING common stock on the date of grant. Each Option shall be fully vested on the date of grant. All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable option grant agreement.

Part 3: All other provisions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the date and year first above written.

CINGULATE THERAPEUTICS LLC

/s/ Matthew N. Brams
MATTHEW N. BRAMS
Chief Medical Officer

/s/ Shane J. Schaffer
SHANE J. SCHAFFER
Chief Executive Officer